Execution Version

Wells Fargo Bank, N.A. 1000 Louisiana, Suite 900, Houston, Texas 77002	JPMORGAN CHASE BANK, N.A. 712 Main St., Floor 5, Houston, Texas 77002	CITIBANK, N.A. 811 Main Street, Suite 4000, Houston, Texas 77007	ROYAL BANK OF CANADA 200 Vesey Street, New York, New York 10281

CAPITAL ONE, NATIONAL ASSOCIATION 1000 Louisiana, Suite 2950, Houston, Texas 77002	CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH 425 Lexington Avenue, 3rd Floor, New York, New York 10017	CITIZENS BANK, N.A. 28 State Street, 24th Floor, Boston, Massachusetts	BBVA USA 2200 Post Oak Blvd., 17th Floor, Houston, Texas 77056

ING CAPITAL LLC 1111 Bagby Street, Suite 2650, Houston, TX 77002	TRUIST BANK, FORMERLY BRANCH BANKING & TRUST 7080 Samuel Morse Dr., Suite 200, Columbia, Maryland 21406	MIZUHO BANK, LTD. 1271 Avenue of the Americas, New York, New York 10020	FIFTH THIRD BANK, NATIONAL ASSOCIATION 515 North Flagler Drive, Suite 703, West Palm Beach, Florida 33401

REGIONS BANK 3700 Glenwood Avenue, Suite 100, Raleigh, North Carolina 27612	BOKF, NATIONAL ASSOCIATION DBA BANK OF TEXAS 1401 Mckinney, Suite 1000, Houston, TX 77010	CREDIT SUISSE AG, CAYMAN ISLANDS Eleven Madison Avenue, New York, New York 10010	GOLDMAN SACHS BANK USA 200 West Street, New York, NY 10282

COMERICA BANK 1717 Main Street, 4th Floor, Dallas, Texas 75201	ZIONS BANCORPORATION, N.A. DBA AMEGY BANK 1717 West Loop South, 23rd Floor, Houston, Texas 77027	IBERIABANK, A DIVISION OF FIRST HORIZON BANK 11 Greenway Plaza, Suite 2700, Houston, Texas 77046

CONFIDENTIAL
September 29, 2020

Oasis Petroleum North America LLC
1001 Fannin, Suite 1500,
Houston, Texas 77002
Attention: Michael Lou

Senior Secured Revolving Credit Facility
Exit Commitment Letter

Ladies and Gentlemen:
Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower” or “you”) has advised Wells Fargo Bank, N.A. (“Wells Fargo Bank”, and together with Wells Fargo Securities, LLC (“Wells Fargo Securities”), “Wells Fargo”) and each of the financial institutions listed on Exhibit B hereto (such financial institutions, collectively with Wells Fargo Bank, the “Initial Lenders”, “we”, “our” or “us”) that the Borrower and certain of its parent entities and subsidiaries (collectively with the Borrower, the “Credit Parties”) intend to, on or after the date hereof, file voluntary petitions commencing cases under title 11 of the United States Code (the “Chapter 11 Cases”, and such code, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) in order to implement the Transactions (as defined below). In connection therewith, you have requested that the Initial Lenders provide financing to (a) refinance (i) any outstanding indebtedness and obligations under that certain Third Amended and Restated Credit Agreement, dated as of October 16, 2018, as amended to date, among the Borrower, the lenders party thereto and Wells Fargo, in its capacity as administrative agent, and all loan and security documents executed pursuant to or in connection therewith (the “Pre-Petition Secured Indebtedness”) that was not converted into obligations of the Credit Parties pursuant to that certain Senior Secured Superpriority Debtor-in-Possession Revolving Credit Agreement, dated on or about the date hereof among the Borrower, the other Credit Parties party thereto and each of the lenders party thereto (the “DIP Lenders”) (as amended from time to time pursuant to the terms thereof, the “DIP Credit Agreement”) and (ii) any outstanding indebtedness under the DIP Credit Agreement, via a cashless conversion on the Closing Date (as defined in the Exit Facility Term Sheet) in accordance with the terms of the Exit Facility Term Sheet (the “Refinancing”), (b) pay fees, costs and expenses in connection with the Transactions and (c) finance ongoing working capital requirements and other general corporate purposes of the Credit Parties, all as more fully described in the Exit Facility Term Sheet (as defined below).
This Exit Commitment Letter (as defined below) describes the general terms and conditions for a senior secured exit facility constituting a reserve-based revolving credit facility of up to an aggregate maximum credit amount of $1,500,000,000 (the “Exit Facility”) on the terms described in, and subject solely to the conditions precedent set forth in, the Exit Facility

Term Sheet attached hereto as Exhibit A (the “Exit Facility Term Sheet”), with availability thereunder being subject to an initial borrowing base (the “Initial Borrowing Base”), which Initial Borrowing Base will not, in any event, be greater than $575,000,000. The Initial Borrowing Base will be determined in accordance with the terms of the Exit Facility Term Sheet.
As used herein, the term “Transactions” means, collectively, (a) the restructuring contemplated under the Chapter 11 Cases, (b) the Refinancing, (c) the initial borrowings and other extensions of credit under the Exit Facility on the Closing Date and (d) the payment of fees, costs and expenses in connection with each of the foregoing. This letter, including the Exit Facility Term Sheet and any other annexes, exhibits or other attachments hereto, are hereinafter collectively referred to as the “Exit Commitment Letter”.
Capitalized terms used but not defined herein are used with the meanings assigned to them in the Exit Facility Term Sheet.
1.Commitments and Undertakings
In connection with the Transactions, upon the terms, subject to the terms and conditions set forth in this Exit Commitment Letter, each of the Initial Lenders is pleased to advise you of its several (and not joint) commitment to provide the percentage of the Aggregate Elected Commitment Amount (as defined in the Exit Facility Term Sheet) as set forth for such Initial Lender on Exhibit B attached hereto, which in the aggregate for all Initial Lenders, equals 100% of the amount of the Initial Borrowing Base under the Exit Facility.
2.Titles and Roles
It is agreed that (a) Wells Fargo Securities will act as a lead arranger and bookrunner for the Exit Facility (acting in such capacities, the “Lead Arranger”) and (b) Wells Fargo Bank will act as administrative agent and collateral agent for the Exit Facility. You further agree that the Lead Arranger shall not have any other responsibilities except as otherwise mutually agreed. You agree that (i) no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed and (ii) no other titles will be awarded unless you and Wells Fargo shall so reasonably agree. You further agree that no compensation (other than that expressly contemplated by this Exit Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Exit Facility unless you and Wells Fargo shall so reasonably agree (it being understood and agreed that no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Exit Facility than Wells Fargo).
3.Syndication and Information
We reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by us in consultation with you and reasonably acceptable to us and you (such acceptance not to be unreasonably withheld or delayed) (it being understood and agreed that
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nothing in this Section 3 shall prevent or limit assignments or participations of the Exit Facility after the Closing Date in accordance with, and as permitted by, the provisions of the Facility Documentation); provided that, for the avoidance of doubt, notwithstanding our right to syndicate the Exit Facility and receive commitments with respect thereto, (a) we shall not be relieved, released or novated from our obligations hereunder in connection with any syndication, assignment or participation of the Exit Facility, including our commitments in respect thereof, and (b) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Exit Facility, including all rights with respect to consents, modifications, supplements, waivers, and amendments until after the Closing Date (and any initial funding on such date) has occurred.
You hereby represent and warrant that  all written information (including all financial information, reserve information and reports, information to conduct diligence and Projections (as defined below), that Wells Fargo may reasonably request in connection with the arrangement of the Exit Facility (the “Information Materials”)), other than (i) the financial projections and other forward-looking information (collectively, the “Projections”) and (ii) information of a general economic or general industry nature (the “Information”), that has been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby, when taken as a whole (after giving effect to all supplements and updates provided thereto prior to the Closing Date), does not or will not, when furnished to us, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto prior to the Closing Date) and  the Projections that have been or will be made available to us by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished to us (it being recognized by the Initial Lenders that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect if such Information or Projections were furnished at such time and such representations were remade, in any material respect, then you will promptly supplement the Information and the Projections so that such representations when remade would be correct, in all material respects, under those circumstances. You understand that in arranging the Exit Facility we may use and rely on the Information and Projections without independent verification thereof.
You will assist us in preparing Information Materials, including but not limited to a confidential information memorandum or lender slides, for distribution to the Lenders (as defined in the Exit Term Sheet). If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by the Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its affiliates and any of their respective securities (“MNPI”) and who may be
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engaged in investment and other market related activities with respect to the Borrower’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (a) a letter in which you authorize distribution of the Information Materials to a Lender’s employees willing to receive MNPI (“Private-Siders”) and (b) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that either (i) no MNPI is contained therein or (ii) neither the Borrower nor any of its controlling or controlled entities has any debt or equity securities issued pursuant to a public offering or Rule 144A private placement and agree that if the Borrower or any of its controlling or controlled entities becomes the issuer of any debt or equity securities issued pursuant to a public offering or Rule 144A private placement thereafter, you will publicly disclose any information contained in the Information Materials delivered to Public-Siders that constitutes MNPI at such time.
You hereby authorize Wells Fargo to download copies of the Credit Parties’ trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by Wells Fargo to be its electronic transmission system (an “Electronic Platform”) established by Wells Fargo to perform services in its capacity as the administrative agent of the Exit Facility and to use the Credit Parties’ trademark logos on any confidential information memoranda, presentations and other marketing materials prepared in connection with the administration of the Exit Facility, with your consent (which consent not to be unreasonably withheld, conditioned or delayed), in any advertisements that we may place after the closing of the Exit Facility in financial and other newspapers, journals, the World Wide Web, our home page or otherwise, at our own expense describing our services to the Credit Parties hereunder. You also understand and acknowledge that we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Exit Facility.
4.Fees
As consideration for the commitments and agreements of the Initial Lenders hereunder, you agree to pay or cause to be paid the fees described in that certain Exit Facility Fee Letter, dated as of the date hereof and delivered herewith (the “Fee Letter”) on the terms and subject to the conditions set forth therein.
5.Conditions
Each Initial Lender’s commitments and agreements hereunder are subject to usual and customary conditions for a facility of this type, including, without limitation, (a) the conditions set forth in the Exit Facility Term Sheet under the heading “Conditions Precedent to Effectiveness and Initial Borrowings” and (b) the execution and delivery of the restructuring support agreement among the Credit Parties party thereto, the DIP Lenders party thereto and certain other holders of indebtedness of the Credit Parties in form and substance satisfactory to Wells Fargo in its sole discretion (such agreement, the “Restructuring Support Agreement”).
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6.Indemnification and Expenses
You agree to indemnify and hold harmless the Initial Lenders, the Lead Arranger and any other arrangers or agents in respect of the Exit Facility appointed pursuant to this Exit Commitment Letter, their affiliates and their respective directors, officers, employees, advisors, agents and other representatives (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any indemnified person) incurred by, or asserted against, any indemnified person arising out of, in connection with, or as a result of the execution or delivery of this Exit Commitment Letter, the Fee Letter and the Facility Documentation, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions contemplated hereby, the use of the proceeds of the Exit Facility, or the Transactions or any claim, litigation, investigation or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon written demand for any reasonable and documented out-of-pocket expenses, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants, the reasonable due diligence expenses, financial advisor’s fees, consultant’s fees, travel expenses, photocopy, mailing, courier, telephone and other similar expenses in connection with the syndication of the Exit Facility provided for herein and the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof) of this Exit Commitment Letter and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), limited, in the case of counsel, to the reasonable and documented out-of-pocket fees, disbursements and other charges of a single outside counsel to all indemnified persons, taken as a whole, including (if necessary) one local counsel in each relevant jurisdiction and solely in the event of any potential conflict of interest, one additional counsel (and if necessary, one local counsel in each relevant jurisdiction) to each group of similarly affected indemnified persons; provided that the foregoing indemnity will not, as to any indemnified person, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and nonappealable judgement to have resulted from the gross negligence or willful misconduct of such indemnified person; or (ii) arise from any dispute solely among indemnified persons (other than a Proceeding against any indemnified person in its capacity or in fulfilling its role as the Lead Arranger, administrative agent, collateral agent, bookrunner, lender, letter of credit issuer or any other similar role in connection with this Exit Commitment Letter, the Exit Fee Letter, the Exit Facility or the use of the proceeds thereof) not arising out of any act or omission on the part of you or your affiliates. No indemnified person shall be liable for any damages arising from the use by others of the Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the Exit Facility, or in connection with its activities related to the Exit Facility, and you agree, to the extent permitted by applicable law, not to assert any claims against any indemnified person with respect to the foregoing. None of the indemnified
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persons or you or any of your or their respective affiliates and their respective directors, officers, employees, advisors, agents and other representatives shall be liable for any indirect, special, punitive or consequential damages in connection with this Exit Commitment Letter, the Fee Letter, the Exit Facility, or the transactions contemplated hereby, provided that nothing contained in this sentence shall limit your indemnity obligations to the extent set forth in this Section 6.
You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (x) includes a full and unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy and (z) requires no action on the part of the indemnified person other than its consent. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to Wells Fargo, any other Initial Lender, the Lead Arranger and the other indemnified persons.
7.Sharing of Information, Affiliate Activities, Absence of Fiduciary Relationship
Wells Fargo, the other Initial Lenders and the Lead Arranger may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the Transactions contemplated by this Exit Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of Wells Fargo, the other Initial Lenders and the Lead Arranger hereunder. Wells Fargo, each other Initial Lender and the Lead Arranger shall be responsible for its respective affiliates’ failure to comply with such obligations under this Exit Commitment Letter.
You acknowledge that any of the Initial Lenders or their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Each Initial Lender agrees severally (and not jointly) that it will not use confidential information obtained from you by virtue of the transactions contemplated by this Exit Commitment Letter or its other relationships with you in connection with the performance by it of services for other companies, and it will not furnish any such information to other companies. You also acknowledge that the Initial Lenders have no obligation to use in connection with the transactions contemplated by this Exit Commitment Letter, or to furnish to you, confidential information obtained from other companies.
You further acknowledge that each Initial Lender is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, an Initial Lender and/or its affiliates may provide investment banking and other financial services to, and/or acquire, hold
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or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by an Initial Lender, its affiliates or any of its respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
You agree that the Initial Lenders and the Lead Arranger will act under this Exit Commitment Letter as independent contractors and that nothing in this Exit Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Initial Lender or the Lead Arranger and you, your respective equity holders or your and their respective affiliates. You acknowledge and agree that (a) the transactions contemplated by this Exit Commitment Letter are arm’s-length commercial transactions between each Initial Lender or the Lead Arranger and, if applicable, its affiliates, on the one hand, and you, on the other, (b) in connection therewith and with the process leading to such transaction each Initial Lender and the Lead Arranger and, if applicable, its respective affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (c) each Initial Lender and the Lead Arranger, if applicable, and each of their respective affiliates, has not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Lender or the Lead Arranger or any of its respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Exit Commitment Letter. You further acknowledge and agree that (x) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (y) you are capable of evaluating and you understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither Wells Fargo, nor any other Initial Lender or the Lead Arranger shall have any responsibility or liability to you with respect thereto, and (z) no Initial Lender or the Lead Arranger is advising the Credit Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by Wells Fargo or any other Initial Lender or the Lead Arranger of the Credit Parties, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of Wells Fargo or such other Initial Lender or the Lead Arranger, respectively, and shall not be on behalf of the Credit Parties. You agree that you will not assert any claim against Wells Fargo or any other Initial Lender or the Lead Arranger based on an alleged breach of fiduciary duty by Wells Fargo or such other Initial Lender or the Lead Arranger in connection with this Exit Commitment Letter and the transactions contemplated hereby.
8.Confidentiality
This Exit Commitment Letter is delivered to you on the understanding that neither this Exit Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed
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by you, directly or indirectly, to any other person, except  to you and your officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors, in each case on a confidential and need-to-know basis,  as may be required by or in any legal, judicial or administrative proceeding or as otherwise required by law or regulation or as requested by a governmental or regulatory authority (in which case you agree, to the extent permitted by law, to inform us promptly thereof), if the Lead Arranger consents in writing to such proposed disclosure,  in connection with the enforcement of your rights hereunder or under the Fee Letter,  this Commitment Letter and the existence and contents hereof (but not the Fee Letter or the contents thereof other than the existence thereof and the contents thereof as part of projections, pro forma information and a generic disclosure of aggregate sources and uses to the extent customary in marketing materials and other required filings) may be disclosed  in connection with the syndication or arrangement of the Exit Facility or in connection with, and as may be required for, any public filing and to the parties to the Restructuring Support Agreement and to any party required by the Bankruptcy Court. Notwithstanding anything to the contrary in the foregoing, you shall be permitted to file the Fee Letter with the Bankruptcy Court under seal in form and substance reasonably satisfactory to Wells Fargo or in a redacted manner in form and substance reasonably satisfactory to Wells Fargo and provide an unredacted copy of the Fee Letter to (i) the Bankruptcy Court, (ii) the Office of the United States Trustee for the Southern District of Texas and (iii) any other party or advisor as required by the Bankruptcy Court; provided, that the disclosure of this Exit Commitment Letter and the Fee Letter to such advisors is on a confidential, “professionals only” basis.
Each Initial Lender severally (and not jointly) shall use all nonpublic information received by it in connection with the Exit Facility and the related transactions solely for the purposes of providing the services that are the subject of this Exit Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any Initial Lender from disclosing any such information to any Lenders or participants or prospective Lenders or participants,  in any legal, judicial, administrative proceeding or other compulsory process or as required by applicable law or regulations (in which case such Initial Lender shall promptly notify you, in advance, to the extent permitted by law), upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over Wells Fargo, an Initial Lender or the Lead Arranger, or any of its respective affiliates (in which case such person agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental or regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law or regulation, to inform you promptly thereof prior to disclosure),  to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Initial Lender (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential,  to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Initial Lender shall be responsible for its respective affiliates’ compliance with this paragraph) solely in connection with the Transactions,  to the extent any such information becomes publicly available other than by reason of disclosure by such Initial Lender, its affiliates or Representatives in breach of this Exit Commitment Letter or any applicable
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confidentiality obligation to you,  for purposes of establishing a “due diligence” defense,  in connection with the exercise of any remedies hereunder or under the Fee Letter or any suit, action or proceeding relating to this Exit Commitment Letter, the Fee Letter or the Exit Facility and  pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance in writing by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of such Initial Lender or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically terminate on the earlier of (a) the Closing Date and (b) one year following the date of this Exit Commitment Letter.
9.Assignments
This Exit Commitment Letter shall not be assignable by you without the prior written consent of each Initial Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein.
10.Acceptance/ Expiration of Commitments
If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Exit Commitment Letter and the Fee Letter by returning to us executed counterparts of this Exit Commitment Letter and the Fee Letter not later than 11:59 p.m., Houston, Texas time, on September 29, 2020 (the “Acceptance Deadline”). This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. In the event that the Final DIP Order (as defined in the DIP Credit Agreement) is not entered by the Bankruptcy Court (as defined in the DIP Credit Agreement) on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder (including, for the avoidance of doubt, the commitments with respect to the Exit Facility) shall automatically terminate unless the Initial Lenders shall, in their discretion, agree to an extension (which consent may be provided by electronic mail communicated by Administrative Agent’s counsel to Credit Parties’ counsel). In addition, if not otherwise terminated in accordance with the immediately preceding sentence, this Exit Commitment Letter and the commitments hereunder shall automatically terminate, unless the Initial Lenders shall, in their discretion, agree otherwise (which consent may be provided by electronic mail communicated by Administrative Agent’s counsel to Credit Parties’ counsel), if (a) the effective date of the Chapter 11 Plan (as defined in the DIP Credit Agreement) has not occurred on or prior to December 20, 2020 (or, to the extent that the corresponding milestone under the DIP Credit Agreement has been extended in accordance with the terms thereunder, such date after giving effect to such extension), (b) the Restructuring Support Agreement is terminated for any
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reason or (c) the “Maturity Date” (as defined in that DIP Credit Agreement) occurs if the Closing Date has not already occurred on or prior to such time.
For purposes of this Commitment Letter, “Expiration Date” means 5:00 p.m., Houston, Texas time on the date that is thirty (30) days after the Petition Date (as defined in the DIP Credit Agreement) (or, to the extent that the corresponding milestone under the DIP Credit Agreement has been extended in accordance with the terms thereunder, such date after giving effect to such extension); provided that the foregoing Expiration Date shall automatically be extended to forty-five (45) days after the Petition Date in the event the Credit Parties commence the Chapter 11 Cases on a “prepackaged” basis by commencing solicitation of a chapter 11 plan of reorganization prior to the Petition Date; provided further, however, that in no event shall such Expiration Date be later than immediately preceding the hearing on confirmation of the Chapter 11 Plan.
11.    Miscellaneous
Subject to the limitations set forth in Section 3 above, each Initial Lender reserves the right to employ the services of its affiliates in providing services contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees payable to such Initial Lender in such manner as such Initial Lender and its affiliates may agree in their sole discretion. This Exit Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Initial Lender. This Exit Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one agreement. Any signature page to this Exit Commitment Letter may be delivered by facsimile, electronic transmission (e.g., “pdf” or “tif”) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Exit Commitment Letter. Each party hereto represents and warrants to the other parties hereto that, to the extent such party has executed this Exit Commitment Letter through electronic means, it has the corporate capacity and authority to do so and there are no restrictions for doing so in such party’s constitutive documents. This Exit Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letter and the Restructuring Support Agreement are (i) the only agreements that have been entered into among us and you with respect to the Exit Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Exit Facility and set forth the entire understanding of the parties with respect thereto.
THIS EXIT COMMITMENT LETTER AND THE FEE LETTER AND ANY CLAIM OR CONTROVERSY ARISING HEREUNDER OR RELATED HERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT
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REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF AND, TO THE EXTENT APPLICABLE, TITLE 11 OF THE UNITED STATES CODE. YOU AND WE HEREBY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS EXIT COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
You and we hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court or any state or Federal court sitting in the Borough of Manhattan in the City of New York, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Exit Commitment Letter or the Fee Letter or the performance of services hereunder or thereunder. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each of the Initial Lenders hereby notifies you that (a) pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes names, addresses, tax identification numbers and other information that will allow such Initial Lender to identify the Credit Parties in accordance with the PATRIOT Act and (b) to the extent the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it must obtain a certification regarding beneficial ownership in relation to the Borrower that satisfies the requirements of the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Initial Lenders.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Exit Commitment Letter.
The indemnification, fee, expense, jurisdiction, information and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation for the Exit Facility shall be executed and delivered and notwithstanding the termination of this Exit Commitment Letter or the commitments hereunder; provided that your obligations under this Exit Commitment Letter (other than your obligations with respect to confidentiality) shall automatically terminate and be superseded, to the extent comparable, by the provisions of the Facility Documentation upon the occurrence of the effectiveness thereof.
[Signature Pages Follow]
    11

    If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Exit Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

                            Sincerely,

WELLS FARGO SECURITIES, LLC
as Lead Arranger
By: /s/ Rob McLean
Name: Rob McLean
Title: Director

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

LENDERS:

WELLS FARGO BANK, N.A.,
as an Initial Lender
By: /s/ Courtney Kubesch
Name: Courtney Kubesch
Title: Director

CITIBANK, N.A.,
as an Initial Lender

By: /s/ Cliff Vaz
Name: Cliff Vaz
Title: Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

JPMORGAN CHASE BANK, N.A.,
as an Initial Lender

By: /s/ Anson Williams
Name: Anson Williams
Title: Authorized Signatory

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

ROYAL BANK OF CANADA,
as an Initial Lender

By: /s/ Leslie P. Vowell
Name: Leslie P. Vowell
Title: Authorized Signatory

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

CANADIAN IMPERIAL BANK OF
COMMERCE, NEW YORK BRANCH,
as an Initial Lender

By: /s/ Trudy W. Nelson
Name: Trudy W. Nelson
Title: Authorized Signatory

By: /s/ Scott W. Danvers
Name: Scott W. Danvers
Title: Authorized Signatory
[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

CAPITAL ONE, NATIONAL ASSOCIATION,
as an Initial Lender

By: /s/ Matthew Brice
Name: Matthew Brice
Title: Director

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

BBVA USA,
as an Initial Lender

By: /s/ Mark H. Wolf
Name: Mark H. Wolf
Title: Senior Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

CITIZENS BANK, N.A.,
as an Initial Lender

By: /s/ Michael Flynn
Name: Michael Flynn
Title: Senior Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

ING CAPITAL LLC,
as an Initial Lender

By: /s/ Juli Bieser
Name: Juli Bieser
Title: Managing Director

By: /s/ Lauren Gutterman
Name: Lauren Gutterman
Title: Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

BOKF, NA dba BANK OF TEXAS,
as an Initial Lender

By: /s/ Mari Salazar
Name: Mari Salazar
Title: SVP

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

TRUIST BANK, FORMERLY BRANCH BANK & TRUST,
as an Initial Lender

By: /s/ Jade K. Silver
Name: Jade K. Silver
Title: Senior Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

COMERICA BANK,
as an Initial Lender

By: /s/ Garrett Merrell
Name: Garrett Merrell
Title: Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as an Initial Lender

By: /s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By: /s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

GOLDMAN SACHS BANK USA,
as an Initial Lender

By: /s/ Jacob Elder
Name: Jacob Elder
Title: Authorized Signatory

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

IBERIABANK, A DIVISION OF FIRST HORIZON BANK,
as an Initial Lender

By: /s/ W. Bryan Chapman
Name: W. Bryan Chapman
Title: Market President-Energy Lending

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

REGIONS BANK,
as an Initial Lender

By: /s/ J. Patrick Carrigan
Name: J. Patrick Carrigan
Title: Senior Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

ZIONS BANCORPORATION, N.A. dba AMEGY BANK,
as an Initial Lender

By: /s/ John Moffitt
Name: John Moffitt
Title: Senior Vice President

[Signature Page to Exit Commitment Letter – Oasis Petroleum North America LLC]

MIZUHO BANK, LTD.,
as an Initial Lender

By: /s/ John Davies
Name: John Davies
Title: Authorized Signatory

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as an Initial Lender

By: /s/ Michael Miller
Name: Michael Miller
Title: Vice President

Agreed to and accepted as of the date first
above written:
OASIS PETROLEUM NORTH AMERICA LLC, a Delaware limited liability company
By: /s/ Michael H. Lou
Name: Michael H. Lou
Title: Executive Vice President and Chief Financial Officer

Exhibit A
Exit Facility Term Sheet
[See attached.]
Exhibit A to Exit Commitment Letter – Oasis Petroleum North America LLC

                                    Execution Version
CONFIDENTIAL
Oasis Petroleum North America LLC
Exit Senior Secured Revolving Credit Facility
Indicative Summary of Terms and Conditions

I. Parties
Borrower:	Oasis Petroleum North America LLC, a Delaware limited liability company (the “Borrower”).
Guarantors:
Oasis Petroleum Inc., a Delaware corporation (the “Parent”), Oasis Petroleum LLC, a Delaware limited liability company (“OP LLC”), Oasis Petroleum Marketing LLC, a Delaware limited liability company, Oasis Well Services LLC, a Delaware limited liability company, Oasis Midstream Services LLC, a Delaware limited liability company, OMS Holdings LLC, a Delaware limited liability company, Oasis Petroleum Permian LLC, a Delaware limited liability company, OMP GP LLC, a Delaware limited liability company (the “General Partner”), and all Material Subsidiaries that are required to guarantee the Facility (defined below) in accordance with its terms during the tenor of the Facility (collectively, the “Guarantors” and, together with the Borrower, the “Credit Parties”); provided that (a) foreign Subsidiaries, (b) domestic Subsidiaries, substantially all the assets of which consist of equity interests, or debt and equity interests, in controlled foreign corporations (“FSHCO”) and (c) domestic Subsidiaries that are direct or indirect Subsidiaries of foreign Subsidiaries, shall not be required to become Guarantors.
“Material Subsidiary” means, as of any date, (a) any restricted domestic Subsidiary that owns any oil and gas property evaluated in the most recently delivered reserve report and (b) any restricted domestic Subsidiary of Parent, OP LLC or the Borrower that, together with its subsidiaries, owns property having a fair market value of $5,000,000 or more; provided that if the aggregate fair market value of all property of all restricted domestic Subsidiaries that are not Guarantors exceeds $10,000,000, then Parent, OP LLC and the Borrower shall promptly designate restricted domestic Subsidiaries that are not then Guarantors as Material Subsidiaries (and cause such designated Material Subsidiaries to comply with the Facility) to the extent necessary so that the aggregate fair market value of all property owned by restricted domestic Subsidiaries that are not then Guarantors is less than $10,000,000. For purposes herein, “Subsidiary” shall exclude Oasis Petroleum International LLC and its subsidiaries, Oasis Midstream Partners, LP (“OMP”) and its subsidiaries and the DevCos (defined below).

DevCos:	Beartooth DevCo LLC, a Delaware limited liability company, and Bobcat DevCo LLC, a Delaware limited liability company (each a “DevCo” and together, the “DevCos”).
Administrative Agent:	Wells Fargo Bank, N.A. (“Wells Fargo” and in such capacity, the “Administrative Agent”).
Sole Lead Arranger and Sole Lead Bookrunner:	Wells Fargo Securities, LLC shall act as sole lead arranger and sole lead bookrunner (in such capacity, the “Lead Arranger”).
Revolving Lenders:
Wells Fargo and a syndicate of financial institutions and other entities arranged by the Lead Arranger and approved by the Borrower (each a “Revolving Lender” and, collectively, the “Revolving Lenders”). On the Closing Date (defined below), the Revolving Lenders shall constitute all of the Pre-Petition Lenders (defined below) participating in the DIP Facility (defined below). For the avoidance of doubt, in no event shall any Term Lender (defined below) be considered a Revolving Lender.

Required Revolving Lenders:
Revolving Lenders (excluding any defaulting Revolving Lenders) holding not less than 66.67% of the outstanding aggregate amount of the revolving loans under the Facility (the “Loans”) and participations in Letters of Credit (defined below) (or, if no Loans or Letters of Credit are outstanding, Revolving Lenders (excluding any defaulting Revolving Lenders) holding not less than such percentage of the unused Commitments (defined below) under the Facility) (the “Required Revolving Lenders”). For the avoidance of doubt, in no event shall any Term Lender be considered in the determination of Required Revolving Lenders.

Majority Revolving Lenders:	Revolving Lenders (excluding any defaulting Revolving Lenders) holding more than 50% of the outstanding aggregate amount of the Loans and participations in Letters of Credit (or, if no Loans or Letters of Credit are outstanding, Revolving Lenders (excluding any defaulting Revolving Lenders) holding more than such percentage of the unused Commitments under the Facility). For the avoidance of doubt, in no event shall any Term Lender be considered in the determination of Majority Revolving Lenders.
Swingline Lender:	Wells Fargo (in such capacity, the “Swingline Lender”).
II. Facility
Type and Amount of Facility:
The reserve-based revolving credit facility (the “Facility”) shall be in an amount of up to $1.5 billion (the “Aggregate Maximum Credit Amount” and the portion of the Aggregate Maximum Credit Amount allocated to a particular Revolving Lender shall be referred to herein as such Revolving Lender’s “Maximum Credit Amount”).

Maturity Date:	The date that is 3.5 years after the Closing Date (the “Maturity Date”).
Availability:
Subject to the Borrowing Base and the Aggregate Elected Commitment Amount (each term defined below) then in effect and to the Availability Block and the Initial Hedge Reduction Amount, in each case, described in the row captioned “Initial Hedging”, the Facility shall be available on a revolving basis during the period commencing on the Closing Date subject to satisfaction of the applicable conditions precedent described below, and ending on the earlier of the Maturity Date and the termination of the Commitments (the “Termination Date”), in accordance with the terms of the Facility Documentation (defined below).

Availability under the Facility shall be limited to the total Commitments of the Revolving Lenders, and shall also be subject to the Availability Block described below and the Initial Hedge Reduction Amount described below. “Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Loans, to acquire participations in Swingline Loans (defined below) and to acquire participations in Letters of Credit under the Facility, expressed as an amount which shall at any time be the least of (a) such Revolving Lender’s Maximum Credit Amount, (b) such Revolving Lender’s applicable percentage of the then effective Borrowing Base and (c) such Revolving Lender’s Elected Commitment (defined below).

Letters of Credit:
A portion of the Facility equal to $100 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by Wells Fargo (in such capacity, the “Issuing Bank”). No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (b) five business days prior to the Maturity Date. On the Closing Date, all letters of credit issued (or deemed reissued) under the DIP Credit Agreement shall be refinanced and deemed reissued under the Credit Agreement (defined below).

Drawings under any Letter of Credit shall be reimbursed by the Borrower on the same business day if the Borrower receives notice of the applicable Letter of Credit disbursement by 10:00 a.m. New York City time on such day; provided, that if such disbursement is not less than $1,000,000, the Borrower shall be deemed to have requested an ABR Loan (defined below) in the amount of such disbursement. To the extent that the Borrower does not so reimburse the Issuing Bank, the Administrative Agent shall notify each Revolving Lender of (a) the applicable disbursement, (b) the payment then due from the Borrower and (c) such Revolving Lender’s applicable percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its applicable percentage of the payment then due from the Borrower.
Swingline Loans:
A portion of the Facility shall be available for the extension by the Swingline Lender of swingline loans (the “Swingline Loans”) not resulting in (a) swingline borrowings in excess of $50,000,000 at any time outstanding or (b) the sum of the outstanding principal amount of the Loans, the outstanding principal amount of the Swingline Loans and the LC Exposure (defined below) (the “Revolving Credit Exposure”) exceeding the aggregate Commitments. Settlement of such Swingline Loans will occur no later than seven (7) business days following the making of a Swingline Loan. Upon the making by the Swingline Lender of any Swingline Loan, the Administrative Agent shall notify each Revolving Lender of its applicable percentage thereof and each Revolving Lender shall pay to the Administrative Agent its applicable percentage of such Swingline Loan. The Borrower may borrow, prepay and reborrow amounts under the subfacility for Swingline Loans provided for in the Credit Agreement; however, in no event may the Borrower continue or convert a Swingline Loan.

Purpose:
The proceeds of the Loans shall be used by the Borrower (a) for payments of certain fees, costs and expenses in connection with the Transactions (as defined in the Exit Commitment Letter to which this Exit Facility Term Sheet is attached), (b) to consummate the Refinancing (as defined in the Exit Commitment Letter to which this Exit Facility Term Sheet is attached) and (c) for general corporate purposes (including funding working capital for exploration and production operations) and to repay Swingline Loans; provided that the Borrower will not use any proceeds for any purpose which would violate the provisions of Regulations T, U or X.

Security:
The Facility and each commodity swap, interest rate swap or similar agreement between the Borrower and a Revolving Lender or an affiliate of a Revolving Lender (whether such swap was entered into prior to the time, or during the time, that such person or its affiliate is a Revolving Lender (including any swap agreement entered into with such person in existence prior to the Closing Date), even if such person subsequently ceases to be a Revolving Lender (or an affiliate thereof)) shall be ratably secured by:
•    First priority (subject to certain permitted liens to be defined in the Facility Documentation in a manner consistent with the Documentation Principles (defined below)), perfected liens and security interests on substantially all assets of the Credit Parties, including a first priority (subject to certain permitted liens), perfected lien on all equipment of the Credit Parties and on all oil and gas properties of the Borrower and its subsidiaries that are Guarantors comprising not less than 90% of the proved oil and gas properties evaluated in the reserve report most recently delivered to the Administrative Agent, in each case, subject to exceptions to be agreed.
•    Pledge of (a) 100% of the stock of restricted domestic Subsidiaries and (b) 65% of the stock of restricted foreign Subsidiaries and FSHCOs with, in each case for entities described in this clause (b), total assets greater than $1,000,000.
•    Unconditional joint and several guarantee from each Guarantor.
 • Pledge of equity in the Credit Parties’ percentage ownership in the DevCos and OMP.

Borrowing Base:
The Borrowing Base (the “Borrowing Base”) will be proposed by the Administrative Agent and subject to Revolving Lender approval as described below; provided that each of any proposal made by the Administrative Agent and each Revolving Lender’s determination as to whether to approve or disapprove such proposal will be in the sole discretion of the Administrative Agent and such Revolving Lender, as applicable, based upon its review of the most recently delivered reserve report (including any supplemental information provided thereto) and such other information (including, without limitation, the status of title information with respect to the oil and gas properties of the Credit Parties and the existence of any other debt, the Credit Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as it deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. The Borrowing Base will be re-determined on a semi-annual basis, with the parties having the Interim Redetermination Rights as described below. The Borrowing Base will also be subject to interim adjustments in connection with (a) sales of assets, hedge unwinds and title defects such that if the aggregate value of such sales or hedge unwinds exceeds 5.0% of the then existing Borrowing Base, the Borrowing Base will be automatically reduced by an amount equal to such excess and (b) the incurrence of Unsecured Debt, such that upon the incurrence thereof, the Borrowing Base will be automatically reduced by an amount equal to the product of 0.25 multiplied by an amount equal to the difference between (x) the stated principal amount of such Unsecured Debt minus (y) the stated principal amount of previously outstanding Unsecured Debt to the extent such previously outstanding principal amount was redeemed or refinanced with the proceeds of such Unsecured Debt. Scheduled Borrowing Base redeterminations will be on a semi-annual basis each April 1st and October 1st, based upon a reserve report prepared as of the immediately preceding January 1 and July 1, respectively, and delivered to the Administrative Agent and the Revolving Lenders on or before March 1st and September 1st of each year, respectively; provided that the first scheduled Borrowing Base redetermination will occur on or about April 1, 2021. The January 1 reserve report will be comprised of (a) a report prepared by one or more Approved Petroleum Engineers (as defined in the Existing Credit Agreement) with regards to not less than 90% of the proved oil and gas properties of the Borrower and its subsidiaries that are Guarantors and (b) a report on the remainder of such oil and gas properties prepared internally by the Borrower, and the July 1 reserve report will be prepared internally by the Borrower in a form reasonably acceptable to the Administrative Agent.
Upon receipt of a proposed Borrowing Base notice, each Revolving Lender shall have fifteen (15) days to agree with the proposed Borrowing Base or disagree with the proposed Borrowing Base by proposing an alternate Borrowing Base. If, in the case of any proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the proposed Borrowing Base. If, in the case of any proposed Borrowing Base that would increase the Borrowing Base then in effect, at the end of such fifteen (15) days, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be a disapproval of the proposed Borrowing Base. If, at or prior to the end of such 15-day period, all of the Revolving Lenders, in the case of a proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Revolving Lenders (defined below), in the case of a proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in the Facility. If, however, at the end of such 15-day period, all of the Revolving Lenders or the Required Revolving Lenders, as applicable, have not approved or, in the case of a decrease or reaffirmation, deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Revolving Lenders to ascertain the highest Borrowing Base then acceptable to (a) in the case of a decrease or reaffirmation, a number of Revolving Lenders sufficient to constitute the Required Revolving Lenders and (b) in the case of an increase, all of the Revolving Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in the Facility.

The Borrower or the Administrative Agent, at the request of the Required Revolving Lenders, each may request one additional unscheduled Borrowing Base redetermination during any 12-month period (except for the period commencing on the Closing Date and ending on April 1, 2021) (the “Interim Redetermination Rights”).
To the extent the Closing Date occurs on or before the ninetieth (90th) day after the execution of the Exit Commitment Letter to which this Exit Facility Term Sheet is attached, the initial Borrowing Base shall be an amount equal to (a) $575,000,000 minus (b) the principal amount of the Non-Participating Lender Term Loan (as defined below). Otherwise, the initial Borrowing Base shall be equal to an amount determined by the Administrative Agent and the Revolving Lenders within the period that is thirty (30) days prior to the Closing Date, based on the reserve report prepared as of July 1, 2020 and provided to the Administrative Agent by the Borrower on September 1, 2020, along with such other information as the Administrative Agent may require, and otherwise shall be in accordance with the redetermination criteria described above.
Additionally, the initial Borrowing Base shall be subject to reduction by the Initial Hedge Reduction Amount as described below in the row captioned “Initial Hedging”.

Elected Commitments:
In addition to being subject to the Borrowing Base, availability under the Facility will be limited to the aggregate amount of “Elected Commitments” of the Revolving Lenders as set forth in the Facility (such aggregate amount, the “Aggregate Elected Commitment Amount”). The Aggregate Elected Commitment Amount as of the Closing Date shall be equal to the amount of the initial Borrowing Base.
Once between each scheduled redetermination of the Borrowing Base, the Borrower may request that the Aggregate Elected Commitment Amount be increased by either an existing Revolving Lender increasing its Elected Commitment or by having a person acceptable to the Administrative Agent who is not currently a Revolving Lender become a Revolving Lender with an Elected Commitment under the Facility. The Elected Commitments may be increased in amounts no less than $50 million (unless the Administrative Agent consents to such lesser amount); provided that in no event will such increase be permitted if the Aggregate Elected Commitment Amount will exceed the Borrowing Base then in effect.
Upon any redetermination or other adjustment in the Borrowing Base that would result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Revolving Lenders in accordance with each Revolving Lender’s percentage of the Aggregate Maximum Credit Amount) so that it equals such redetermined Borrowing Base.

Non-Participating Lender Term Loan Facility:
To the extent that any holder of RBL Claims (as defined in the Restructuring Support Agreement) does not elect to participate in the Facility, such holder (each such holder, a “Term Lender” and, collectively, the “Term Lenders”; the Term Lenders collectively with the Revolving Lenders, the “Lenders”) shall, in accordance with the terms of the Restructuring Support Agreement, receive a non-amortizing “second-out” term loan which shall (a) accrue interest at the LIBO Rate plus 3.00% pursuant to a three-month Interest Period (as described in Annex I), (b) have a maturity date no earlier than seven (7) years after the Closing Date, (c) not subject the Credit Parties or its Subsidiaries to any representations, warranties or covenants that are more burdensome or restrictive to such entities than those applicable to the Facility, (d) be guaranteed and secured on a pari passu basis with the Facility pursuant to the same Facility Documentation, (e) include limited reporting obligations owed to the Term Lenders to be agreed and (f) otherwise be on terms and conditions acceptable to the Required Revolving Lenders and the Borrower (such term loan, the “Non-Participating Lender Term Loan”). The Non-Participating Lender Term Loan shall be documented as a separate tranche of term loan debt under the Facility Documentation, and the Term Lenders shall not be entitled to vote on any matter under the Facility Documentation (including but not limited to approval of the Borrowing Base and amendments or waivers of covenants) other than with respect to amendments or modifications directly and adversely affecting the economic terms of the Non-Participating Lender Term Loan, such as any amendment or modification that would decrease the interest rate applicable thereto (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest) or extend the maturity thereof.

III. Certain Payment Provisions
Fees and Interest Rates:	As set forth on Annexes I and II.

Principal Payments:	On the Termination Date.
Voluntary Prepayments:	Voluntary prepayments of Loans are permitted (subject to payment of applicable breakage costs, if any) in minimum amounts and with prior notices to be set forth in the Credit Agreement but in any case consistent with the Documentation Principles.
Mandatory Prepayments:
If, as a result of a scheduled or interim redetermination of the Borrowing Base or an adjustment to the Borrowing Base in respect of title defects, the sum of outstanding Loans and Letters of Credit exceeds the Borrowing Base (a “Borrowing Base Deficiency”), then the Borrower shall, within ten (10) business days (or such longer period as may be acceptable to the Administrative Agent) following receipt of written notice of the redetermination or such adjustment, as applicable, deliver written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to take to eliminate such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option:
(a) prepay the borrowings and/or deposit cash collateral in an aggregate principal amount equal to such Borrowing Base Deficiency within thirty (30) days after the Borrower’s delivery of the Election Notice;
(b) repay such Borrowing Base Deficiency in six (6) equal and consecutive monthly installments, the first installment being due and payable thirty (30) days after the Borrower’s receipt of notice of the redetermined or adjusted Borrowing Base, and each subsequent installment being due and payable on the same day in each of the five (5) subsequent calendar months;
(c) provide additional proved oil and gas properties not evaluated in the most recently delivered reserve report acceptable to the Administrative Agent in its sole discretion (together with title information with respect thereto acceptable to the Administrative Agent in its sole discretion) sufficient to increase the Borrowing Base by an amount at least equal to such Borrowing Base Deficiency within thirty (30) days after its delivery of the Election Notice; or
(d) effect any combination of the foregoing clauses (a), (b) and (c) in amounts necessary to eliminate such Borrowing Base Deficiency; provided that (x) if the Borrower fails to provide a timely Election Notice, it shall be deemed to have selected the option described in clause (b) above and (y) all payments required to be made pursuant to this clause (d) must be made on or prior to the Termination Date. If a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of an LC Exposure, the Borrower shall deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation.
If a Borrowing Base Deficiency occurs as the result of an asset disposition, unwind or termination of hedge arrangements, or in connection with the incurrence of Unsecured Debt, then the Borrower shall (A) prepay the borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency (i) within one (1) business day after the receipt of proceeds from such disposition, unwind or termination or (ii) on the date of such incurrence of debt, and (B) if a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation. The Borrower shall be obligated to make such deposit of cash collateral on or prior to the first business day succeeding the date it or any Credit Party receives cash proceeds as a result of the applicable asset disposition, unwind or termination of hedge arrangements or debt incurrence; provided that in all cases, the Borrowing Base Deficiency must be eliminated on or prior to the Termination Date.
If a Borrowing Base Deficiency occurs as a result of the application of the Initial Hedge Reduction Amount as described below, then, within one (1) business day of such Borrowing Base reduction, the Borrower shall (A) prepay the borrowings in an aggregate principal amount equal to such Borrowing Base Deficiency, and (B) if a Borrowing Base Deficiency remains after prepaying all of the borrowings as a result of LC Exposure, deposit with the Administrative Agent on behalf of the Revolving Lenders an amount equal to such Borrowing Base Deficiency to be held as cash collateral as provided in the Facility Documentation.
Excess Cash Balances. If on the last business day of any week while there are any Loans outstanding, the Borrower or any other Credit Party have any cash or cash equivalents in excess of $50,000,000 in the aggregate (other than (a) cash collateral with respect to Letters of Credit, (b) any cash set aside and to be used to pay royalty or other production revenue obligations of the Credit Parties for amounts which have accrued to unaffiliated third parties, (c) any cash set aside to and to be used to pay in the ordinary course of business amounts (other than royalty or other production revenue obligations) of the Credit Parties then due and owing to unaffiliated third parties and for which the Credit Parties have issued checks or have initiated wires or ACH transfers (or will issue checks or initiate wires or ACH transfers within five business days) in order to make such payments, (d) any cash set aside and used solely for payroll or employee benefits or for the payment of taxes of the Credit Parties and (e) any cash of the Credit Parties constituting purchase price deposits set aside and held in escrow by an unaffiliated third party pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits (the “Excess Cash”), then the Borrower shall prepay the Loans in an amount equal to the lesser of (x) the amount of Excess Cash and (y) the amount of Loans then outstanding, on the next business day); provided that to the extent that any Excess Cash results from the receipt of the proceeds of any sale or disposition of property less than five (5) business days prior to such date, then the Borrower shall not be required to prepay such Excess Cash until the fifth business day following the receipt of such proceeds. Each prepayment of Loans shall be applied as directed by the Borrower, provided that if the Borrower does not provide instructions for the application of such prepayment, such prepayment shall be applied, first, ratably to any ABR Loan then outstanding, and, second, to any LIBO Rate Loan (defined below) then outstanding, and if more than one LIBO Rate Loan is then outstanding, to each such LIBO Rate Loan in order of priority beginning with the LIBO Rate Loan with the least number of days remaining in the Interest Period (defined below) applicable thereto and ending with the LIBO Rate Loan with the most number of days remaining in the Interest Period applicable thereto. Each Excess Cash prepayment of Loans shall be applied ratably to the Loans included in the prepaid borrowings. Prepayments shall be accompanied by accrued interest to the extent required by the Facility Documentation.

Optional Commitment Reductions:	The Aggregate Maximum Credit Amount and the Aggregate Elected Commitment Amount may be reduced by the Borrower in minimum amounts to be set forth in the Facility Documentation or terminated in whole.
IV. Certain Conditions to Borrowing and Issuance of Letters of Credit
Conditions Precedent to Effectiveness and Initial Borrowings:
The availability of the Facility shall be conditioned upon satisfaction of customary conditions precedent to be agreed (the date upon which all such conditions precedent shall be satisfied or waived, the “Closing Date”), including without limitation:
(a)    the negotiation, execution and delivery of satisfactory Facility Documentation, including security documentation, promissory notes and other usual and customary closing documents, certificates, and authorizing resolutions for the Facility;
(b)    the Revolving Lenders and the Administrative Agent shall have received all reasonable and documented out-of-pocket fees and expenses required to be paid on or before the Closing Date (including the reasonable and documented fees and expenses of professionals retained by the Administrative Agent) invoiced at least two business days prior thereto;
 (c)    all representations and warranties of the Credit Parties in the Facility Documentation shall be true and correct in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, true and correct in all respects), and there shall be no default or event of default in existence at the time of, or after giving effect to the making of, such funding on such date;
(d)    receipt and satisfactory review of (i) Borrower’s audited financial statements for the most recent fiscal year ending at least 90 days prior to the Closing Date, (ii) Borrower’s unaudited financial statements for the most recent fiscal quarter ending at least 60 days prior to the Closing Date, (iii) pro forma financial statements of the Borrower (after giving effect to closing) and (iv) detailed financial projections (to be mutually agreed upon) of the Borrower;
(e)    to the extent that the Closing Date has not occurred by March 1, 2021, receipt of a reserve report prepared by an Approved Petroleum Engineer as of January 1, 2020;
(f)    satisfactory title information as reasonably required by the Administrative Agent on not less than 90% of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report;
 (g)    receipt of mortgages and security agreements providing perfected, first priority (subject to certain permitted liens to be defined in the Facility Documentation in a manner consistent with the Documentation Principles) liens and security interests on (i) all personal property assets of the Credit Parties constituting collateral, and (ii) not less than 90% of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report;
(h)    all governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect;
(i)    the Administrative Agent shall have received lien search results and be satisfied that there are no liens and security interests on the Credit Parties’ property other than (i) those being released and (ii) permitted liens;
(j)    the delivery of legal opinions regarding the Facility Documentation, including, as applicable, opinions of local counsel with respect to mortgages governed by North Dakota, Montana and Texas law (which opinions shall include, among other things, the enforceability of the mortgages under applicable local law), in form and substance reasonably satisfactory to the Administrative Agent;
 (k)    the Administrative Agent and the Revolving Lenders shall have received, by at least three (3) business days prior to the Closing Date, “know your customer” and similar information required by bank regulatory authorities to the extent requested at least six (6) business days prior to the Closing Date;
 (l)    no material adverse change (excluding the pendency of the bankruptcy cases) from the date the Chapter 11 Cases commenced until the Closing Date;
(m) final redetermination of the Borrowing Base (to the extent required in accordance with the row captioned “Borrowing Base” above);
(n) entry of a final order of the Bankruptcy Court confirming the Plan (as defined in the Restructuring Support Agreement) that has not been reversed, stayed, modified or amended;
(o) the Administrative Agent shall have received satisfactory evidence that the Total Leverage Ratio (as defined below), determined on a pro forma basis after giving effect to the occurrence of the Transactions, does not exceed 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter ended at least 60 days (for any fiscal quarter other than the last fiscal quarter of 2020) or 90 days (for the fiscal quarter ended December 31, 2020) prior to the Closing Date (with EBITDAX calculated on a last quarter annualized basis);
(p) minimum availability under the Facility, determined on a pro forma basis after giving effect to the occurrence of the Transactions of $75 million; provided that to the extent the Borrower has caused the beneficiary of a letter of credit issued (or deemed reissued) under the DIP Credit Agreement that will be reissued under the Facility to, on or prior to the Closing Date, enter into a legally binding agreement (in form and substance reasonably acceptable to the Administrative Agent) among the Borrower, such beneficiary and the Administrative Agent pursuant to which such beneficiary shall agree to return (or to accept an amendment thereto reducing the stated amount thereof) such letter of credit within ten business days of the Closing Date, the stated amount of such letter of credit (or the amount of such agreed reduction thereto) shall increase availability on a dollar for dollar basis solely for the purpose of determining satisfaction of this condition precedent (such adjustment as set forth in this proviso, the “LC Adjustment”); provided further that in the event that any beneficiary of any letter of credit subject to the LC Adjustment fails to comply with the applicable agreement regarding such letter of credit on or before the date that is ten business days after the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), (x) availability shall be recalculated as of such date without giving effect to the LC Adjustment with respect to the applicable letter of credit and (y) to the extent that availability is less than $75 million after giving effect to such recalculation, an immediate event of default shall occur under the Facility;
(q) entry into hedges covering the Closing Date Minimum Hedge Volumes (as defined below); and
(r) after giving effect to any requested credit extension on the Closing Date, the Credit Parties shall have no outstanding debt except for debt permitted under the Credit Agreement.

Conditions Precedent to Lending:
The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, the accuracy in all respects) of all representations and warranties (including, without limitation, the material adverse change, solvency and litigation representations) in the Facility Documentation on the date of such credit extension, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such credit extension, such representations and warranties shall continue to be true and correct in all material respects (or, if already qualified by materiality, material adverse effect or a similar qualification, true and correct in all respects) as of such specified earlier date, (b) there being no Borrowing Base Deficiency, no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit, (c) delivery of a borrowing request, (d) no violation of, or conflict with, any applicable governmental requirement occurring as a result of such credit extension, (e) there being no event, development or circumstance that has resulted in, or could reasonably be expected to have, a material adverse effect at the time of and immediately after giving effect to such credit extension, (f) no change in law having occurred that enjoins, prohibits or restrains, the making or repayment of any Loan or the consummation of the transactions contemplated the Facility Documentation and (g) there being no litigation pending or threatened seeking to, enjoin, prohibit or restrain, the making or repayment of any Loan or the consummation of the transactions contemplated the Facility Documentation.
At the time of and immediately after giving effect to any borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Borrower together with the other Credit Parties shall not have any Excess Cash.

V. Certain Documentation Matters
Documentation Principles:
The definitive documentation for the Facility, including the credit agreement (the “Credit Agreement”) and all other related agreements and documents creating, evidencing or securing indebtedness or obligations of any of the Credit Parties to the Administrative Agent or granting or perfecting liens or security interests by any of the Credit Parties in favor of and for the benefit of the Administrative Agent, for itself and for and on behalf of the Revolving Lenders, on account of the Facility shall contain the terms set forth herein and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date (the “Facility Documentation”). The documentation will be based on the applicable “Loan Documents” under and as defined in that certain Third Amended and Restated Credit Agreement dated October 16, 2018, among the Parent, OP LLC and the Borrower; the lenders party thereto (the “Pre-Petition Lenders”); and Wells Fargo, as administrative agent (as in effect immediately prior to the commencement of bankruptcy case of the Borrower, the “Existing Credit Agreement”), with changes consistent with this Exit Facility Term Sheet and otherwise to reflect customary lender form updates, including without limitation updated LIBOR replacement provisions (the “Documentation Principles”).

Representations and Warranties:	The Facility shall contain representations and warranties customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation: existence and organizational status; power and authority; qualification; execution, delivery and enforceability of Facility Documentation; compliance with laws and agreements; with respect to the execution, delivery and performance of the Facility Documentation, no violation of, or conflict with, law, charter documents or material agreements; litigation; margin regulations; licenses and permits; governmental approvals and other consents with respect to the execution, delivery and performance of the Facility; Investment Company Act; PATRIOT ACT; absence of undisclosed liabilities; accuracy of disclosure and financial statements; since the Closing Date, no material adverse effect; no defaults or Borrowing Base Deficiency; insurance; taxes; ERISA; environmental matters; creation and perfection of security interests; no material misstatements; ownership of properties; maintenance of properties; location of business and offices; DevCo properties; subsidiaries and equity interests; state regulation; title to refined products; gas imbalances; prepayments; marketing of production; hedge agreements; use of loans and letters of credit; sanctions laws/OFAC; EEA Financial Institutions; consolidated solvency; beneficial ownership certification
Affirmative Covenants:
The Facility shall contain affirmative covenants customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation: delivery of annual and quarterly financial statements (with annual financial statements to be accompanied by an audit opinion from nationally recognized auditors that is not subject to qualification as to “going concern” or the scope of such audit other than solely with respect to, or resulting solely from (a) an upcoming maturity date under the Facility occurring within one year from the time such opinion is delivered or (b) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period); certificates and other information; delivery of notices of defaults, certain material events and changes in beneficial ownership; maintenance of organizational existence and rights and privileges; conduct of business; performance of obligations under the Facility Documentation; inspections (including books and records); operation and maintenance of properties; maintenance of insurance; payment of taxes; compliance with laws (including environmental laws); delivery of reserve reports as described above; reasonably satisfactory title review on at least ninety percent (90%) of the proved oil and gas properties of the Credit Parties evaluated in the most recent reserve report; additional guarantors and collateral; further assurances on collateral matters consistent with the requirements otherwise set forth herein; ERISA; DevCo properties; marketing activities; Commodity Exchange Act Keepwell Provisions; DevCo parent undertaking; ownership of DevCo equity interests; ownership of General Partner equity interests; unrestricted subsidiaries; use of proceeds; know-your-customer information; sanctions laws/OFAC/anti-money laundering laws; account control agreements; hedge agreements (required minimum rolling hedging of (i) 80% for the next twelve months as of any date of determination and (ii) 70% for months thirteen through twenty-four following any date of determination, in each case (i) tested on a quarterly basis and (ii) based on estimated oil PDP production reflected in the most recently delivered reserve report).

Initial Hedging:
The Borrower shall enter into hedges covering minimum hedge volumes of (i) 10,303 MBBL for the first year after the Closing Date, (ii) 6,761 MBBL for the second year after the Closing Date and (iii) 4,945 MBBL for the third year after the Closing Date; provided that, 2/3rds of such hedging shall be entered into on the Closing Date (the “Closing Date Minimum Hedge Volumes”), with the remainder (the “Post-Closing Minimum Hedge Volumes” and, together with the Closing Date Minimum Hedge Volumes, the “Minimum Hedge Volumes”) to be entered into by the date that is thirty (30) days after the Closing Date (the “Post-Closing Deadline”).
In the event that the Closing Date Minimum Hedge Volumes do not satisfy the target hedge pricing requirements set forth below, then availability under the Facility shall be automatically reduced as of the Closing Date by an amount (the “Availability Block”) equal to the product of (1) sixty-five percent (65%) and (2) the positive sum of (a) the difference between the PV-9 value of (i) the Required First Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the first year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the first year after the Closing Date, (b) the difference between the PV-9 value of (i) the Required Second Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the second year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the second year after the Closing Date and (c) the difference between the PV-9 value of (i) the Required Third Year Target Hedge Pricing (defined below) multiplied by the Closing Date Minimum Hedge Volumes for the third year after the Closing Date and (ii) the actual hedge pricing multiplied by the Closing Date Minimum Hedge Volumes for the third year after the Closing Date. For the avoidance of doubt, the Availability Block will apply until the earliest of (i) satisfaction of the target hedge pricing requirements, (ii) the Post-Closing Deadline or (iii) waiver of the application of the Availability Block by the Required Revolving Lenders.
In the event that the Minimum Hedge Volumes entered into as of the Post-Closing Deadline do not satisfy the target hedge pricing requirements set forth below, then, the Credit Parties shall have ten business days after the Post-Closing Deadline (the “Cure Period”) to satisfy the target hedge pricing requirements set forth below; provided that availability under the Facility shall be automatically reduced as of the Post-Closing Deadline by an amount (the “Initial Hedge Reduction Amount”) equal to the product of (1) sixty-five percent (65%) and (2) the positive sum of (a) the difference between the PV-9 value of (i) the Required First Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the first year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the first year after the Closing Date, (b) the difference between the PV-9 value of (i) the Required Second Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the second year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the second year after the Closing Date and (c) the difference between the PV-9 value of (i) the Required Third Year Target Hedge Pricing multiplied by the Minimum Hedge Volumes for the third year after the Closing Date and (ii) the actual hedge pricing multiplied by the Minimum Hedge Volumes for the third year after the Closing Date.
If the Credit Parties fail to satisfy the target hedge pricing requirements set forth below for the Minimum Hedge Volumes during the Cure Period, unless the Required Revolving Lenders otherwise agree during the Cure Period, upon the expiration of the Cure Period, the Borrowing Base shall automatically be reduced by the Initial Hedge Reduction Amount and the Credit Parties shall have one business day to cure any Borrowing Base Deficiency resulting from such Borrowing Base reduction.
The target pricing for the hedges described above shall not be less than (i) $43.04/bbl for the first year after the Closing Date (the “Required First Year Target Hedge Pricing”), (ii) $43.94/bbl for the second year after the Closing Date (the “Required Second Year Target Hedge Pricing”) and (iii) $44.79/bbl for the third year after the Closing Date (the “Required Third Year Target Hedge Pricing”).
For the avoidance of doubt, in no event shall either the Availability Block or the Initial Hedge Reduction Amount be an amount less than $0.

Financial Covenants:
Financial covenants to consist of (a) a minimum current ratio of not less than 1.0 to 1.0 and (b) a maximum consolidated total leverage ratio (to be tested net of balance sheet cash in an amount not to exceed $50 million) (the “Total Leverage Ratio”) not to exceed 3.0 to 1.0. EBITDAX (as defined below) to be initially calculated LQA, building to trailing four (4) quarters. The first covenant test shall be based upon the fiscal quarter ending March 31, 2021. “EBITDAX” shall have substantially the same meaning ascribed to such term in the Existing Credit Agreement, with the addition of customary addbacks, subject, in each case, to caps to be agreed, with respect to any costs, fees or expenses in connection with the implementation of fresh start accounting, the Chapter 11 Cases, the Plan (as defined in the Restructuring Support Agreement) and the transaction contemplated thereby (including costs, fees and expenses in connection with litigation and settlement thereof confirmed under the Plan).

Negative Covenants:
The Facility shall contain negative covenants customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation:
(a) incurrence of debt, with exceptions for, among other things, (i) the Facility, (ii) capital lease arrangements up to a cap to be agreed, (iii) intercompany debt, (iv) any debt incurred on the Closing Date in accordance with an Acceptable Plan (as defined in the DIP Credit Agreement) and (v) unsecured debt in an aggregate principal amount not to exceed $400 million (“Unsecured Debt”), but subject to a pro forma Total Leverage Ratio of less than 2.5 to 1.0, reduction of the Borrowing Base to the extent set forth above, pro forma financial covenant compliance, and usual and customary high yield basket provisions consistent with the Documentation Principles;
(b) liens, which shall permit, among other things, liens (i) created under the Facility Documentation (including those liens securing the Facility, any hedge agreements and any treasury arrangements) and (ii) in respect of purchase money or capital lease arrangements up to a cap to be agreed;
(c) fundamental changes;
(d) asset sales and early monetization or early termination of any hedge or swap positions;
(e) investments and, solely with respect to the period commencing on the Closing Date through and including the last day of calendar year ending December 31, 2021, Capital Expenditures (as defined below), which shall permit (i) investments or Capital Expenditures in an amount not to exceed $25 million; provided that, such investments or Capital Expenditures shall only be permitted to the extent that (w) no event of default exists at the time of such investment, (x) the pro forma Total Leverage Ratio is less than 2.0 to 1.0, (y) immediately after giving effect to such investment the availability under the Facility is not less than 25% of the Borrowing Base, and (z) positive Free Cash Flow (as defined below) of the Borrower and its Subsidiaries, on a consolidated basis, exists at the time of such investment, (ii) the ability to make Capital Expenditures in an amount not to exceed $275 million during the 2021 calendar year; provided that, for the avoidance of doubt, this clause (e)(ii) is in addition to the investments and Capital Expenditures permitted in clause (e)(i) above and (iii) other investments under specified baskets to be set forth in the Facility Documentation;
 (f) dividends or distributions on, or redemptions of, Borrower capital stock (“Restricted Payments”); provided that, commencing on the date of the delivery of the compliance certificate for the fourth fiscal quarter ending after the Closing Date, the Borrower shall be permitted to make Restricted Payments subject to (i) no event of default, (ii) a pro forma Total Leverage Ratio test of less than 2.0 to 1.0, (iii) pro forma availability under the Facility of not less than 25% of the Borrowing Base, and (iv) generation by the Borrower and its Subsidiaries on a consolidated basis, of positive Free Cash Flow at the time of such Restricted Payment, provided that clause (iv) shall only be applicable to the extent the pro forma Total Leverage Ratio exceeds 1.5 to 1.0 at the time of the applicable Restricted Payment;
(h) payments of principal on junior debt; provided that the Facility Documentation shall permit the refinancing of such junior debt subject to customary limitations;
(i) environmental matters;
(j) subsidiaries; designation and conversion of restricted and unrestricted subsidiaries;
(k) ERISA compliance;
(l) limitations on negative pledges and limitations on the prohibition of subsidiary distributions;
(m) sale or discount of receivables;
(n) mergers, etc.;
(o) gas imbalance; take-or-pay or other prepayments;
(p) covenants of Parent, OP LLC and the General Partner;
(q) non-qualified ECP Guarantors;
(r) changes to organizational documents of General Partner and DevCos;
(s) transactions with affiliates;
(t) change in nature of business;
(u) international operations; and
(v) use of proceeds.
For purposes of the positive free cash flow governor for Restricted Payments and investments described above, “Free Cash Flow” shall be defined as EBITDAX less (i) Interest Expense (defined in a manner consistent with the Documentation Principles), less (ii) Capital Expenditures (as defined below), less (iii) taxes paid in cash, less (iv) investments made in cash; less (v) mandatory cash payments in respect of debt.
“Capital Expenditures” shall mean accrued capital expenditures (as determined in accordance with GAAP) for any period, including (a) exploration and production expenses and other capital expenditures and (b) midstream capital expenditures associated with the Credit Parties’ retained ownership in the DevCos (specifically excluding (i) the portion of capital expenditures funded by OMP or attributable to OMP in accordance with ownership in each DevCo and (ii) capitalized interest).

Events of Default:
The Facility shall contain events of default customary for financings of this type (including materiality thresholds and other qualifications to be agreed) and shall otherwise be consistent with the Documentation Principles, including, without limitation:
Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a three business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a 30-day grace period); failure to enter into the Post-Closing Date Minimum Hedge Volumes by the Post-Closing Deadline; cross-default to material indebtedness; bankruptcy and insolvency events; ERISA events; material judgment in excess of $25 million that is unstayed or undischarged for a period of thirty (30) consecutive days; the loan documents ceasing to be valid or enforceable; Change of Control (as defined below).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of equity interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Parent, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by persons who were not (i) members of the board of directors of Parent as of the Closing Date, (ii) nominated (or whose nomination was approved) by the board of directors of the Parent or (iii) appointed (or whose appointment was approved) by directors so nominated (or whose nomination was so approved), (c) the Parent fails to own directly or indirectly all of the equity interests of the Borrower, (d) the General Partner shall cease to be the sole general partner of Oasis Midstream Partners LP (the “Midstream MLP”), with substantially the same powers to manage the Midstream MLP as are granted to the General Partner under the Midstream MLP partnership agreement, (e) the failure of the Parent, OP LLC and the Borrower to own directly or indirectly (i) all of the equity interests of the General Partner other than the Class B Units (as defined in the General Partner limited liability company agreement) and (ii) equity interests representing at least 85% of total number of Units (as defined in the General Partner limited liability company agreement) issued by the General Partner, (f) the failure of the Parent to have direct or indirect sole control of the General Partner or (g) the occurrence of a “change of control” (or any other similar event) under any material indebtedness.

Voting:
Amendments and waivers with respect to the Facility requires the approval of the Majority Revolving Lenders, except that no such agreement shall (a) increase the Maximum Credit Amount or Elected Commitment of any Revolving Lender without the written consent of such Revolving Lender, (b) increase the Borrowing Base without the written consent of all Revolving Lenders, decrease or maintain the Borrowing Base without the consent (or deemed consent) of the Required Revolving Lenders, or modify the Borrowing Base provisions in any manner that results in an increase in the Borrowing Base without the consent of each Revolving Lender, (c) reduce the principal amount of any Loan or Letter of Credit disbursement without the written consent of each Revolving Lender affected thereby, (d) reduce the rate of interest (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest), or reduce, or waive or excuse the payment of, any fee or other amount payable under the Facility owed to any Revolving Lender without the written consent of such Revolving Lender, (e) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or Letter of Credit disbursement, or any interest thereon, or the scheduled date of any fees or other amounts payable under the Facility, or reduce the amount of, waive or excuse any such payment (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest), or postpone or extend the Termination Date without the written consent of each Revolving Lender affected thereby, (f) change the pro rata sharing of payments provisions without the written consent of each Revolving Lender, (g) release any Guarantor (except as otherwise provided in the Facility Documentation), release all or substantially all of the collateral (except as otherwise provided in the Facility Documentation) or waive or amend other customary provisions consistent with the Documentation Principles without the written consent of each Revolving Lender, or (h) amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other agent, the Issuing Bank or the Swingline Lender under the Facility without the prior written consent of the Administrative Agent, other such agent, the Issuing Bank or the Swingline Lender, as the case may be.
For the avoidance of doubt, Term Lenders shall only be able to vote with respect to amendments or modifications to the Facility Documentation that directly and adversely affect the economic terms of the Non-Participating Lender Term Loan, such as any amendments or modifications that would decrease the interest rate applicable thereto (it being understood that only the consent of the Majority Revolving Lenders shall be necessary to waive any obligation of the Borrower to pay default interest) or extend the maturity thereof.

Assignments and Participations:
(a)    Consents: (i) Each Lender will be permitted to make assignments, without the consent of the Borrower, if such assignment is to a Lender, an affiliate of a Lender, an Approved Fund or any other assignee during the continuance of an event of default; provided that no such assignment may be made by a Revolving Lender to a Term Lender, an affiliate of a Term Lender or an Approved Fund affiliated with a Term Lender without the consent of the Borrower (other than during the continuance of an event of default), (ii) each Lender will be permitted to make assignments, without the consent of the Administrative Agent, if such assignment is to a Lender or an affiliate of a Lender immediately prior to giving effect to such assignment; provided that no such assignment may be made by a Revolving Lender to a Term Lender or an affiliate of a Term Lender without the consent of the Administrative Agent and (iii) except in the case of an assignment to a Lender or an affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment cannot be less than $5 million without the consent of each of the Borrower (unless an event of default has occurred and is continuing) and the Administrative Agent.
“Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
(b)     Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Facility or all or substantially all of the value of the guaranties of the Borrower’s obligations made by the Guarantors. Participations will be permitted without the consent of the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank.
(c)    No Assignment or Participation to Certain Persons: No assignment or participation may be made to natural persons, the Borrower, any other Loan Party, or any of their respective affiliates or subsidiaries or to any defaulting Revolving Lender. No assignment or participation may be sold to any “Industry Competitor” of any Loan Party. “Industry Competitor” means any person (other than Borrower, any Guarantor or any of their affiliates or subsidiaries) that is (or one or more of whose affiliates are) actively engaged as one of its principal businesses in lease acquisitions, exploration and production operations or development of oil and gas properties (including the drilling and completion of producing wells).

Yield Protection:	The Facility Documentation shall contain customary provisions consistent with the Documentation Principles (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy or other requirements of law, and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBO Rate Loan on a day other than the last day of an Interest Period with respect thereto.
Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Facility and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel), (b) all costs, expenses, taxes, assessments and other charges incurred by the Administrative Agent in connection with any filing, registration, recording or perfection of any security interest contemplated by the loan documents, (c) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance of any Letter of Credit, and (d) all out-of-pocket expenses incurred by any agent, the Swingline Lender, the Issuing Bank or any Revolving Lender, including the reasonable fees, charges and disbursements of any counsel for any Agent, the Swingline Lender, the Issuing Bank or any Revolving Lender, in connection with the enforcement or protection of its rights in connection the loan documents.

The Administrative Agent, the Swingline Lender and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the transactions and the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent such losses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the indemnified person and provided that the Borrower shall not indemnify any indemnitee for (a) any financial liability of the Lender to the Parent, OP LLC, the Borrower or any Subsidiary pursuant to and in accordance with the terms of a swap agreement and (b) claims among Lenders or between Lenders and their related parties to the extent unrelated to a breach of an obligation of the Parent, OP LLC, the Borrower or any Subsidiary and (c) losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to be a direct result of a material breach of the Facility by such indemnitee).

Defaulting Lenders:	The Facility Documentation shall include customary market provisions relating to defaulting lenders consistent with the Documentation Principles.
Eligible Contract Participants and Excluded Swap Obligations:
The Facility Documentation shall include customary market provisions relating to guarantees of swap obligations by Credit Parties that are not “eligible contract participants” under the Commodity Exchange Act.

Governing Law and Forum:	State of New York
DIP to Exit Conversion
On the Closing Date, (the following clauses (i) through (iv), collectively, the “DIP Debt Conversion”): (i) the aggregate principal amount of all “Loans” under and as defined in the DIP Credit Agreement that are outstanding as of such date and any Pre-Petition Secured Indebtedness of any Revolving Lender that was not converted into the DIP Facility (as defined in that certain DIP Term Sheet attached to that certain Senior Secured Superpriority Debtor-in-Possession Revolving Credit Facility Commitment Letter, dated on or about the date hereof, among the Borrower, the financial institutions party thereto and Wells Fargo Bank, N.A. (the “DIP Term Sheet”)) shall, in each case, be automatically converted on a dollar-for-dollar basis for Loans under the Facility, (ii) all outstanding “Letters of Credit” (as defined in the DIP Term Sheet) shall be deemed to be issued as Letters of Credit under the Facility, (iii) all outstanding hedges with a Revolving Lender or an affiliate of a Revolving Lender under the DIP Facility shall be deemed to be included in the Facility, and the Credit Parties shall receive credit therefor for purposes of satisfying the minimum hedging requirements set forth herein, and (iv) all outstanding treasury management arrangements with a Revolving Lender or an affiliate of a Revolving Lender under the DIP Facility shall be deemed to be included in the Facility. Upon Payment in Full (as defined in the DIP Credit Agreement, including all or in part as a result of the DIP Debt Conversion), the DIP Facility will terminate and be superseded and replaced in its entirety by the Facility.

Counsel to the Administrative Agent:	Vinson & Elkins L.L.P.

Annex I
Interest and Certain Fees

Interest Rate Options:
The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
•    the ABR plus the Applicable Margin (such margin set forth on Annex II hereto) (“ABR Loans”); or
•    the LIBO Rate (as adjusted for statutory reserve requirements (the “Adjusted LIBO Rate”)) plus the Applicable Margin (“LIBO Rate Loans”).

As used herein:

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate (defined in a manner consistent with the Documentation Principles) in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00%, (c) subject to the availability of LIBO, the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.00% and (d) 2.00%.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding business day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a business day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that in no event shall the Federal Funds Effective Rate be less than 0%.
“LIBO Rate” means, subject to the implementation of a replacement rate, with respect to any LIBO Rate borrowing for any Interest Period, the greater of (a) 1.00% and (b) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two business days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBO Rate borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such LIBO Rate borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such Interest Period. Notwithstanding the foregoing, unless otherwise specified in any amendment to the Credit Agreement, in the event that a replacement rate with respect to LIBO Rate is implemented then all references herein to LIBO Rate shall be deemed references to such replacement rate.
Interest Periods for LIBO Rate Loans shall be one, two, three or six months (or, with the consent of each Revolving Lender, nine or twelve months). Interest on ABR Loans shall be payable on the last day of each quarter, upon any prepayment (whether due to acceleration or otherwise) and at final maturity. Interest on LIBO Rate Loans shall be payable in arrears on the last day of each Interest Period, in the case of an Interest Period longer than three months, quarterly, upon any prepayment (whether due to acceleration or otherwise) and at final maturity. Interest on all LIBO Rate Loans shall be calculated for actual days elapsed on the basis of a 360 day year unless such computation would exceed the highest lawful rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days, as applicable). Interest on all ABR Loans and all fees shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year.

Interest Period:	With respect to any LIBO Rate borrowing, the period commencing on the date of such borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Revolving Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a business day, such Interest Period shall be extended to the next succeeding business day unless such next succeeding business day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding business day and (b) any Interest Period pertaining to a LIBO Rate borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last business day of the last calendar month of such Interest Period. For purposes hereof, the date of a borrowing initially shall be the date on which such borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such borrowing.
Upfront Fees:
The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, an upfront fee payable in two (2) installments as follows:
(a) an installment of the upfront fee on the Closing Date of seventy basis points (0.70%) on each Revolving Lender’s applicable percentage of an amount (the “Closing Date Availability Amount”) equal to the Aggregate Elected Commitment Amount minus, if applicable, the amount of the Availability Block in place due to the failure of the Credit Parties to satisfy the target hedge pricing requirements specified in the “Initial Hedging” section above for the Closing Date Minimum Hedge Volumes on the Closing Date; and
(b) an installment of the upfront fee on the next Business Day after the Cure Period of seventy basis points (0.70%) on each Revolving Lender’s applicable percentage of an amount equal to the positive difference, if any, between, the Aggregate Elected Commitment Amount then in effect minus the Closing Date Availability Amount.

Commitment Fees:	The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the unused amount of the Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date. Solely for purposes of calculating the commitment fee, Swingline Loans will not be deemed to be a utilization of the Commitments. To the extent that the Borrowing Base is reduced by the Initial Hedge Reduction Amount, the Borrower shall be reimbursed for any commitment fees previously paid (or entitled to deduct from the amount of commitment fees to be paid on the next payment date, as applicable) with respect to the portion of the Commitment thereby reduced.
Letter of Credit Fees:
The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to LIBO Rate Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed Letter of Credit disbursements) and shall be payable quarterly in arrears. During the continuation of an event of default, upon written notice to the Borrower of the election of the Majority Revolving Lenders, such Letter of Credit Fees shall increase by 2% per annum over the then applicable rate. “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all Letter of Credit disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its applicable percentage of the total LC Exposure at such time.

A fronting fee equal to 1/4 of 1% per annum on the face amount of each Letter of Credit, shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account consistent with the Documentation Principles.
Default/Deficiency Rate:
(i) Automatically upon the occurrence of any payment or insolvency related event of default and (ii) with respect to any other event of default that has occurred and is continuing, upon written notice to the Borrower of the election of the Majority Revolving Lenders, all outstanding principal, fees and other obligations under the Facility Documentation shall bear interest at 2% above the rate otherwise applicable to ABR Loans; provided that in either case under clause (i) or clause (ii), such default interest shall accrue from the date of the occurrence of the applicable event of default and end on the date on which such event of default has been cured or waived. During a Borrowing Base Deficiency, an amount of the Revolving Credit Exposure equal to the amount of the deficiency shall, upon written notice to the Borrower of the election of the Majority Revolving Lenders, bear interest at 2% above the rate otherwise applicable to such portion of the Revolving Credit Exposure, which shall accrue from the date of occurrence of such Borrowing Base Deficiency until the date that such Borrowing Base Deficiency is cured or waived.

Annex II.
Applicable Margin and Commitment Fee:

The Applicable Margin and Commitment Fee for purposes of determining the applicable interest rate will be determined based upon the percentage of the total Commitments then being utilized as follows:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	< 25%	≥ 25% < 50%	≥ 50% < 75%	≥ 75% < 90%	≥ 90%
ABR Loans or Swingline Loans	2.000%	2.250%	2.500%	2.750%	3.000%
LIBO Rate Loans	3.000%	3.250%	3.500%	3.750%	4.000%
Commitment Fee Rate	0.500%	0.500%	0.500%	0.500%	0.500%

Exhibit B
COMMITMENTS

Name of Initial Lender	Percentages
Wells Fargo Bank, N.A.	10.36379019%
JPMorgan Chase Bank, N.A.	9.59610202%
Royal Bank of Canada	9.59610202%
Citibank, N.A.	9.59610202%
Canadian Imperial Bank Of Commerce, New York Branch	5.37381713%
Citizens Bank, N.A.	5.37381713%
ING Capital LLC	5.37381713%
Capital One, National Association	5.37381713%
BBVA USA	5.18518518%
Fifth Third Bank, National Association	4.22228489%
Mizuho Bank, Ltd.	4.22228489%
Truist Bank, formerly Branch Banking & Trust	4.22228489%
Regions Bank	4.07407407%
BOKF, NA dba Bank of Texas	3.30105910%
Comerica Bank	3.30105910%
Credit Suisse AG, Cayman Islands Branch	3.30105910%
Goldman Sachs Bank USA	3.30105910%
Zions Bancorporation, N.A. dba Amegy Bank	2.68690857%
IBERIABANK, a division of First Horizon Bank	1.53537632%
TOTAL	100.00%

Exhibit B to Exit Commitment Letter – Oasis Petroleum North America LLC